Exhibit 99.1

[LETTERHEAD OF CREDIT SUISSE SECURITIES (USA) LLC]

Board of Directors

Great Plains Energy Incorporated

1201 Walnut Street

Kansas City, MO 64106

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated February 6, 2007, to the Board of Directors of Great Plains Energy Incorporated (“Great Plains Energy”) attached as Annex D to, and reference thereto under the captions “SUMMARY-Other Information Regarding the Merger-Opinions of Financial Advisors” and “THE TRANSACTIONS- Opinions of Great Plains Energy’s Financial Advisors-Opinion of Credit Suisse Securities (USA) LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving Great Plains Energy and Aquila, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Great Plains Energy (333-142715) which was declared effective on August 27, 2007 and is incorporated by reference into the Registration Statement on Form S-4 of Great Plains Energy filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (collectively, the “Registration Statements”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statements within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Credit Suisse Securities (USA) LLC

Credit Suisse Securities (USA) LLC

May 14, 2008